PURCHASE AND SALE AGREEMENT

This Purchase And Sale Agreement ("**PSA**") is entered into this 25th day of June, 2020 by and between Alpha Energy Inc., a Colorado Corporation with an office at 4162 Meyerwood Drive, Houston, TX 77025 ("**Alpha**"); Pure Oil Company, Inc., a Nevada Corporation with an office at 13927 San Aliso Ct., Eastvale, California 92880 ("**Pure**"); and ZQH Holding, LLC, a Nevada LLC with an office at 13927 San Aliso Ct., Eastvale, California 92880 ("**ZQH**"). Alpha, Pure, and ZQH are each a "**Party**" to this PSA and together the "**Parties**"; Pure and ZQH are "**Sellers**" and Alpha the "**Buyer**".

WHEREAS

A. Pure entered into an agreement titled "Rogers County Oklahoma Project Agreement" with Premier Gas Company of 1824 W Elm, Durant, Oklahoma 74701 dated September 10, 2015 and construed under Oklahoma law (the "**2015 Agreement**"); and

B. The 2015 Agreement defined certain rights to lands, leases, wellbores, and equipment in its Exhibit "A", all in Rogers County, Oklahoma (the "**Project**"); and

C. The 2015 Agreement stipulates that Pure pay a total of US$1,000,000.00 to Premier through various transactions described in Article II of the 2015 Agreement (the "**2015 Purchase Price**"). Pure affirms it paid the 2015 Purchase Price in full and Premier assigned it 75% ownership of the Project and this assignment was recorded in Rogers County (Book & Page?); and

D. Subsequently, Pure sold 75% of its ownership to ZQH, retaining 25%, this transaction not being recorded in any agreement but suitable assignments having been duly filed and recorded with the Roger County Clerk; and

E. Pure and ZQH do not either together or separately have any other agreement with Premier or any third party that relates to ownership of the Project; and

F. Pure and ZQH confirms to Buyer that Pure and ZQH received zero earnings from the Project under the terms of the 2015 Agreement to the signing date of this agreement.

G. Pure sent a letter to Premier dated 10/14/2016 in which Pure demanded improvement under Paragraph 1.05(d) of the 2015 Agreement; and

H. Based on the above and consideration of the 2015 Agreement, the Parties concur that Sellers jointly own 87.5% of the Project and Premier, 12.5%; and

I. The Parties entered into a Promissory Note on March 27, 2019 for a principal amount of US$50,000.00, with Alpha as Borrower and ZQH (mis-identified as "ZHQ" due to a clerical error) and Pure jointly as Lender (the "**Note**"); and

J. Pure and ZQH as Sellers wish to sell and Alpha as Buyer wishes to buy all of Sellers' ownership interest in the Project.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants, conditions and considerations provided below, Buyer and Sellers agree:

1. **Term** – This PSA is irrevocable after it is signed by all parties. Any party cannot void or alter any clause in the agreement without approval of each and every party before each party fulfilled its obligations and duties per this PSA.

2. **Project Assets** – To the best of Seller's knowledge, the assets of the Project are as listed in Exhibit "A" of the 2015 Agreement. The Parties Agree that the actual assets may include all or part of the inventory in Exhibit "A", or may be more than what is listed in Exhibit "A" due to purchases or sales made by Operator and not disclosed to Sellers. It is the intention of the Parties that the Project Assets include all of Seller's ownership interest in all leases, leasehold interest, net revenue interest from same, wells, well equipment, right-of-ways, easements, pipelines, gathering systems, gas processing equipment, yards, buildings, vehicles, and any other equipment used by Operator in Rogers County, Oklahoma.

3. **Base Price** – The Parties Agree the Base Price for Buyer to acquire the Project Assets is US$1,000,000.00 plus US$60,000.00 ($10,000 as a lump sum interest up to date) to discharge the Note, for a total of US$1,060,000.00.

4. **Deliverables** – Within five (5) business days from the date first above written, Buyer will prepare and mail to the Sellers "Assignment and Bill of Sale" to be recorded with Rogers county recorder's office to properly enforce the assets transfer, and any other documents the Buyer needed to enforce a proper transfer of other assets. The Sellers should get the documents signed, notarized, and mailed back to Buyer within five (5) business days. As soon as concerned documents are mailed out to Buyer, it is considered the Sellers fulfilled their obligation of delivery. After that, the Sellers have no rights or obligations on Rogers County project.

5. **Payment Schedule and Option of Stock conversion** – Buyer will have to purchase the Project from Seller. The purchase price shall be at minimum the Base Price, but may include additional charges depending on the date of delivery as shown in the following table:

Payment Date	Additional charge	Purchase Price
On or before July 31, 2020	$0.00	$1,060,000.00
After July 31 but before August 31, 2020	$50,000.00	$1,110,000.00
After August 31 but before September 30, 2020	$100,000.00	$1,160,000.00
After September 30, 2020 but before October 31, 2020	$150,000.00	$1,210,000.00
After October 31, 2020 but before December 1, 2020	$200,000.00	$1,260,000.00

The Purchase Price as tabulated above must be tendered in full into the account designated by Sellers. This deposit information will be provided to Buyer by Seller in a

timely manner after Buyer alerts Seller it has raised funds. If Buyer notifies Seller in writing that it has raised funds and wishes to proceed with transaction, Seller will supply the required deposit information within five (5) business days and Buyer will make the deposit within seven (7) business days. If the notification is tendered within seven days of the end of a month, then payment shall be calculated by the month in which notification was given per the above Table even if payment is deposited in within the first six (6) days of the new month.

6. **Stock Conversion Option** – If the Purchase Price is not fully paid off on or before December 1, 2020. Sellers will have the right to convert part or all unpaid balance into Alpha's common stock at a price of one USD per share ($1.00/share) at any time after December 1, 2020. Any remained balance with or without option exercised will bear a one percent (1%) monthly interest until it is fully paid off.

   If the Sellers want to exercise the option right, a notice via email should be sent to Buyer. Within ten (10) business days after the notice date, the Buyer must process and send the proper paperwork to the Sellers to confirm and complete such stock conversion per Buyer's corporate rules.

7. **Possible Legal Action against Operator** – Without express written permission of Sellers, Buyer shall not make Sellers Party of any legal action Buyer may mount against either Operator, Project Manager, or Premier, either separately or severally; Sellers shall however cooperate with Buyer to the best of Sellers' ability with any such legal action Buyer may undertake.

8. **Miscellaneous**:

   (a) Successors and Assigns. This Agreement is binding on and ensures to the benefit of the Parties, their heirs and assigns.

   (b) Modification. This Agreement may be modified or amended only by a written document signed by all Parties.

   (c) Governing Law. The laws of Colorado will govern the validity, construction, and performance of this Agreement. Any legal proceeding related to this Agreement will be brought in an appropriate Colorado court, and all Parties hereto consent to the exclusive jurisdiction of that court for this purpose.

   (d) Construction. Wherever possible, each provision of this Agreement shall be interpreted so that it is valid under the applicable law. If any provision of this Agreement is to any extent invalid under the applicable law, said provision will still be effective to the extent it remains valid. The remainder of this Agreement also will continue to be valid, and the entire Agreement will continue to be valid in other jurisdictions. JL

   (e) Waivers. No failure or delay by any Party in exercising any right or remedy under this Agreement will waive any provision of the Agreement, nor will any single or partial exercise by any Party of any right or remedy under this Agreement preclude any Parties

from otherwise or further exercising these rights or remedies, or any other rights or remedies granted by any law or any related document.

(f) Counterparts. This Note may be executed in counterparts, each of which shall be deemed an original, and all of which when affixed together shall constitute but one and the same instrument. Signatures exchanged by facsimile shall be deemed original signatures for all purposes.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the 25th day of June 2020.

Pure Oil & Gas, Inc.

By: ______________________

James Zhai, Ph.D. – CEO

ZQH Holding, LLC

By: ______________________

James Zhai, Ph.D. – Principle Partner

Alpha Energy, Inc.

By: ______________________

Jay S. Leaver, President